Exhibit 99

Sypris Reports Third Quarter Results

Includes Sale of Cyber Security Solutions Business for $42 Million

LOUISVILLE, Ky.--(BUSINESS WIRE)--November 16, 2016--Sypris Solutions, Inc. (Nasdaq/GM: SYPR) today reported financial results for its third quarter ended October 2, 2016.

HIGHLIGHTS

For the Third Quarter:

  Revenue for the Company was $21.4 million, reflecting a reduction in demand for commercial vehicles from Q3 of 2015, the rebalancing of inventory by certain customers and the impact of the sale of the Cyber Security Solutions business (“CSS”) of Sypris Electronics to Analog Devices, Inc. (“ADI”) for $42 million of cash during the quarter, as previously announced.
  Net income for the quarter was $21.0 million, or $1.02 per diluted share, reflecting the gain on the sale of the CSS business.
  Revenue from the CSS product lines was $1.8 million and $11.1 million for the three and nine-month periods ended October 2, 2016, respectively, compared to $6.8 million and $10.8 million for the prior year.
  The net proceeds of $39.3 million from the sale were used in part to retire all outstanding senior debt and support working capital needs with the balance being used primarily to reinvest in the Company going forward.
  Backlog for the retained Sypris Electronics business was $30.3 million as of the end of the third quarter of 2016 compared to $26.8 million for the second quarter of 2016 and $12.0 million as of the end of the third quarter of 2015.
  Backlog for our energy products business increased approximately 42% year over year and 38% sequentially.
  Sypris Electronics began its move to a new manufacturing facility during the third quarter, which is expected to significantly reduce its annual operating facility costs by approximately $2.0 million beginning in 2017.

Commenting on the CSS transaction, Jeffrey T. Gill, President and Chief Executive Officer of Sypris Solutions stated, “We are pleased to complete this transaction with Analog Devices. Analog is a global leader in its markets and as a result, will have the ability to accelerate the introduction of the new, ground-breaking cybersecurity technologies and capabilities that we have developed in recent years into a variety of automotive, industrial, aerospace, healthcare, IoT and safe cities applications.”

The transaction included the intellectual property and know-how for SiOMetricsTM, SypherTM, the Sypris Cyber Range and the Data Systems product line. Approximately 67 people, or 33% of the headcount employed by Sypris Electronics, will be transferring to ADI, including people located in Tampa, Florida; Columbia, Maryland; West Lafayette, Indiana; and Copenhagen, Denmark.

Gill continued, “Going forward, Sypris Electronics will continue to be based in Tampa, Florida and will focus on building upon its core capabilities as a trusted manufacturer for customers such as Harris, Lockheed Martin, Northrop Grumman, Rockwell Collins, TE SubCom and now Analog Devices. The proceeds from the sale were used to repay the Company’s senior debt and will be available to reinvest in the business to support future growth initiatives.”

Third Quarter and Nine Month Results

The Company reported revenue of $21.4 million for the third quarter compared to $38.4 million for the prior year period. Additionally, the Company reported a net income of $21.0 million, or $1.02 per diluted share, as compared to a loss of $0.3 million, or $0.01 per share, for the prior year comparable period.

For the nine months ended October 2, 2016, the Company reported revenue of $71.8 million compared to $116.2 million for the first nine months of 2015. The Company reported net income for the nine months ended October 2, 2016 of $10.7 million, or $0.52 per diluted share, as compared to a net loss of $21.7 million or $1.10 per share in the prior year comparable period.

The results for the three and nine months ended October 2, 2016 include a gain of $31.2 million from the CSS sale and a gain of $2.4 million from a sale-leaseback transaction, which occurred during the first quarter of 2016. The results for the three and nine months ended October 4, 2015 include a gain of $7.7 million from the sale of the Company’s manufacturing facility in Morganton, North Carolina partially offset by a non-cash charge of $2.4 million to reserve the net deferred tax asset in Mexico.

“With the proceeds generated from the sale to ADI, we will be able to focus on our trusted manufacturing services platform going forward, which is poised for meaningful growth in the future,” said Jeffrey T. Gill, president and chief executive officer.

“Sypris Technologies continues to adjust manpower and overhead expenses to reflect the continued softness in the commercial vehicle market that started during the fourth quarter of 2015. We have worked diligently to control our costs while taking actions to rebuild and diversify our customer base,” Mr. Gill continued.

Sypris Technologies

Revenue for Sypris Technologies decreased 46.8% to $14.8 million in the third quarter of 2016 compared to $27.8 million for the prior year period, primarily as a result of softness in the commercial vehicle industry. Gross profit for the quarter was a loss of $0.4 million, compared to profit of $2.0 million for the same period in 2015.

Sypris Electronics

Revenue for Sypris Electronics was $6.6 million in the third quarter of 2016, reflecting the sale of the CSS business. However, sales from electronic manufacturing services increased $1.0 million from the prior year comparable period. Gross profit for the quarter was a loss of $0.4 million, compared to profit of $0.5 million for the prior year period, primarily reflecting lower volumes and an unfavorable mix in sales of products and services. Backlog for the remaining business as of the end of the third quarter of 2016 was $30.3 million as compared to $26.8 million as of the end the second quarter of 2016 and $12.0 million as of the end of the third quarter of 2015.

Revenue from the CSS product lines for the three and nine months ended October 2, 2016 was $1.8 million and $11.1 million, respectively. Revenue from the CSS product lines for the three and nine months ended October 4, 2015 was $6.8 million and $10.8 million, respectively.

Outlook

Mr. Gill added, “The completion of the sale of the CSS business to ADI during the third quarter was another important milestone for the Company. As we move forward into 2017, the proceeds from this transaction also enables us to complete the actions we started in 2015 to position the Company to return to profitability. The Company is working to adjust manpower and overhead expenses to align with projected levels of customer demand and market requirements, while optimizing our ability to bring in potential new business.”

Sypris Solutions is a diversified provider of outsourced services and specialty products. The Company performs a wide range of manufacturing, engineering and other technical services, typically under multi-year, sole-source contracts with corporations and government agencies in the markets for truck components and assemblies and aerospace and defense electronics. For more information about Sypris Solutions, visit its Web site at www.sypris.com.

Forward Looking Statements

This press release contains “forward-looking” statements within the meaning of the federal securities laws. Each forward-looking statement herein is subject to risks and uncertainties, as detailed in our most recent Form 10-K and Form 10-Q and other SEC filings. Briefly, we currently believe that such risks also include the following: our failure to return to profitability on a timely basis, which would cause us to use existing cash resources or other assets to fund operating losses; our failure to develop and implement specific plans (a) to offset the impact of reduced revenues as we migrate our focus from a small number of traditional tier 1 customers in the commercial vehicle markets, including Dana and Meritor, or to a more diversified base of customers who are able to place higher strategic value on our innovation, flexibility and lean manufacturing capabilities, and (b) to implement specific restructuring and cost-savings initiatives and to consolidate and streamline operations in accordance with our plans; breakdowns, relocations or major repairs of machinery and equipment; dependence on, retention or recruitment of key employees especially in challenging markets; cost and availability of raw materials such as steel, component parts, natural gas or utilities; unexpected declines in our markets or market shares, especially as we attempt to transition from legacy products and services into new market segments, customers and technologies; volatility of our customers’ forecasts, scheduling demands and production levels which negatively impact our operational capacity and our effectiveness to integrate new customers or suppliers; our inability to successfully execute the planned move of our Sypris Electronics business from our current location by December 31, 2016, the end of our lease term; changes in licenses, security clearances, or other legal rights to operate, manage our work force or import and export as needed; our ability to successfully develop, launch or sustain new products and programs; supplier, customer, employee, landlord, creditor, stockholder, product liability or environmental claims; labor relations; strikes; union negotiations; pension valuation, health care or other benefit costs; potential impairments, non-recoverability or write-offs of assets or deferred costs; the fees, costs and supply of, or access to, debt, equity capital, or other sources of liquidity; potential weaknesses in internal controls over financial reporting and enterprise risk management; the cost, quality, timeliness, efficiency and yield of our operations and capital investments, including working capital, production schedules, cycle times, scrap rates, injuries, wages, overtime costs, freight or expediting costs; disputes or litigation involving lessor, inventory valuation risks including excessive or obsolescent valuations; our inability to successfully complete definitive agreements for our targeted acquisitions or divestitures due to negative due diligence findings or other factors; our inability to patent or otherwise protect our inventions or other intellectual property from potential competitors; the costs of compliance with our auditing, regulatory or contractual obligations; our reliance on third party vendors and sub-suppliers; adverse impacts of new technologies or other competitive pressures which increase our costs or erode our margins; regulatory actions or sanctions (including FCPA, OSHA and Federal Acquisition Regulations, among others); U.S. government spending on products and services that Sypris Electronics provides, including the timing of budgetary decisions; cyber security threats and disruptions; changes or delays in customer budgets, funding or programs; failure to adequately insure or to identify environmental or other insurable risks; revised contract prices or estimates of major contract costs; risks of foreign operations; currency exchange rates; war, terrorism, or political uncertainty; unanticipated or uninsured disasters, losses or business risks; inaccurate data about markets, customers or business conditions; or unknown risks and uncertainties.

SYPRIS SOLUTIONS, INC.
Financial Highlights
(In thousands, except per share amounts)

	Three Months Ended
	October 2,	October 4,
	2016	2015
	(Unaudited)
Revenue	$21,384	$38,437
Net income (loss)	$20,993	$(274)
Income (loss) per common share:
Basic	$1.02	$(0.01)
Diluted	$1.02	$(0.01)
Weighted average shares outstanding:
Basic	19,834	19,654
Diluted	19,834	19,654

	Nine Months Ended
	October 2,	October 4,
	2016	2015
	(Unaudited)
Revenue	$71,826	$116,202
Net income (loss)	$10,691	$(21,723)
Income (loss) per common share:
Basic	$0.52	$(1.10)
Diluted	0.52	(1.10)
Weighted average shares outstanding:
Basic	19,761	19,684
Diluted	19,761	19,684

Sypris Solutions, Inc.
Consolidated Statements of Operations
(in thousands, except for per share data)

	Three Months Ended		Nine Months Ended
	October 2,	October 4,	October 2,	October 4,
	2016	2015	2016	2015
	(Unaudited)		(Unaudited)
Net revenue:
Sypris Technologies	$14,796	$27,824	$47,392	$87,904
Sypris Electronics	6,588	10,613	24,434	28,298
Total net revenue	21,384	38,437	71,826	116,202
Cost of sales:
Sypris Technologies	15,159	25,851	48,671	89,454
Sypris Electronics	6,946	10,118	22,427	27,471
Total cost of sales	22,105	35,969	71,098	116,925
Gross profit (loss):
Sypris Technologies	(363)	1,973	(1,279)	(1,550)
Sypris Electronics	(358)	495	2,007	827
Total gross profit (loss)	(721)	2,468	728	(723)
Selling, general and administrative	5,208	5,969	16,952	22,414
Research and development	104	119	318	647
Severance and equipment relocation costs	-	457	522	1,023
Operating loss	(6,033)	(4,077)	(17,064)	(24,807)
Interest expense, net	2,828	1,783	4,668	3,271
Loss on extinguishment of debt	1,521	-	1,521	-
Other income, net	(31,595)	(7,841)	(34,166)	(8,595)
Loss before taxes	21,213	1,981	10,913	(19,483)
Income tax expense, net	220	2,255	222	2,240
Net income (loss)	$20,993	$(274)	$10,691	$(21,723)
Income (loss) per common share:
Basic	$1.02	$(0.01)	$0.52	$(1.10)
Diluted	$1.02	$(0.01)	$0.52	$(1.10)
Dividends declared per common share	$-	$-	$-	$-
Weighted average shares outstanding:
Basic	19,834	19,654	19,761	19,684
Diluted	19,834	19,654	19,761	19,684

Sypris Solutions, Inc.
Consolidated Balance Sheets
(in thousands, except for share data)

	October 2,	December 31,
	2016	2015
	(Unaudited)	(Note)
ASSETS
Current assets:
Cash and cash equivalents	$21,100	$1,349
Restricted cash - current	1,500	-
Accounts receivable, net	8,791	12,394
Inventory, net	15,166	20,192
Other current assets	3,178	4,459
Assets held for sale	-	3,230
Total current assets	49,735	41,624
Property, plant and equipment, net	20,924	22,178
Other assets	2,019	3,090
Total assets	$72,678	$66,892
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$9,471	$11,311
Accrued liabilities	12,875	11,661
Revolving credit facility	-	2,132
Current portion of long-term debt and capital lease obligations	203	1,714
Total current liabilities	22,549	26,818

Long-term debt and capital lease obligations	3,008	8,966
Note payable - related party	6,360	5,314
Other liabilities	10,523	6,082
Total liabilities	42,440	47,180
Stockholders’ equity:
Preferred stock, par value $0.01 per share, 975,150 shares authorized; no shares issued	-	-
Series A preferred stock, par value $0.01 per share, 24,850 shares authorized; no shares issued	-	-
Common stock, non-voting, par value $0.01 per share, 10,000,000 shares authorized; no shares issued	-	-
Common stock, par value $0.01 per share, 30,000,000 shares authorized; 21,330,882 shares issued and 21,278,190 outstanding in 2016 and 20,826,236 shares issued and 20,776,544 outstanding in 2015	213	208
Additional paid-in capital	153,050	152,077
Accumulated deficit	(96,121)	(106,812)
Accumulated other comprehensive loss	(26,903)	(25,760)
Treasury stock, 52,692 and 49,692 shares in 2016 and 2015, respectively	(1)	(1)
Total stockholders’ equity	30,238	19,712
Total liabilities and stockholders’ equity	$72,678	$66,892

Note: The balance sheet at December 31, 2015 has been derived from the audited consolidated financial statements at that date but does not include all information and footnotes required by accounting principles generally accepted in the United States for a complete set of financial statements.

Sypris Solutions, Inc.
Consolidated Cash Flow Statements
(in thousands)

	Nine Months Ended
	October 2,	October 4,
	2016	2015
	(Unaudited)
Cash flows from operating activities:
Net income (loss)	$10,691	$(21,723)
Adjustments to reconcile net income (loss) to net cash provided by used in operating activities:
Depreciation and amortization	5,086	7,022
Deferred income taxes	-	2,436
Stock-based compensation expense	1,027	717
Deferred revenue recognized	-	(4,200)
Deferred loan costs recognized	1,810	1,929
Loss on extinguishment of debt	1,521	-
Gain on the sale of assets	(33,630)	(7,423)
Provision for excess and obsolete inventory	132	1,305
Other noncash items	(178)	(1,478)
Contributions to pension plans	-	(315)
Changes in operating assets and liabilities:
Accounts receivable	3,635	23,384
Inventory	(1,637)	2,154
Prepaid expenses and other assets	(554)	(4,332)
Accounts payable	(1,833)	(12,051)
Accrued and other liabilities	966	860
Net cash used in operating activities	(12,964)	(11,715)
Cash flows from investing activities:
Capital expenditures	(1,404)	(1,155)
Proceeds from sale of assets	50,414	15,700
Change in restricted cash	(1,500)	-
Net cash provided by investing activities	47,510	14,545
Cash flows from financing activities:
Repayment of term loan	(11,714)	-
Repayment of New Revolving Credit Agreement	(2,132)	-
Payment penalty on early extinguishment of debt	(1,521)	-
Proceeds from related party note payable	1,000	5,500
Net change in debt under Credit Facility	-	(10,738)
Debt issuance and modification costs	(379)	(2,335)
Indirect repurchase of shares for minimum statutory tax withholdings	(49)	(77)
Cash dividends paid	-	(410)
Net cash used in financing activities	(14,795)	(8,060)
Net increase (decrease) in cash and cash equivalents	19,751	(5,230)
Cash and cash equivalents at beginning of period	1,349	7,003
Cash and cash equivalents at end of period	$21,100	$1,773

CONTACT:
Sypris Solutions, Inc.
Anthony C. Allen, 502-329-2000
Chief Financial Officer